Exhibit 99.1

For immediate release

Beyond Meat® Reports First Quarter 2019 Financial Results

Net Revenues Increase 215% Year-Over-Year to $40.2 Million
Company Provides Full Year 2019 Outlook

EL SEGUNDO, Calif.—June 6, 2019 (GLOBE NEWSWIRE)—Beyond Meat, Inc. (NASDAQ: BYND) (“Beyond Meat” or “the Company”), a leader in plant-based meat, today reported financial results for its first quarter ended March 30, 2019.
First Quarter 2019 Financial Highlights Compared to Prior Year Period

•	Net revenues were $40.2 million, an increase of 215%;

•
Net loss was $6.6 million, or a loss of $0.95 per common share, compared to net loss of $5.7 million, or a loss of $0.98 per common share in the year-ago period; Pro forma basic and diluted net loss per common share, which is a non-GAAP financial measure, was $0.14 per common share in the first quarter of 2019 compared to $0.13 per common share in the year-ago period; and

•	Adjusted EBITDA, which is a non-GAAP financial measure, was a loss of $2.1 million compared to a loss of $4.3 million in the year-ago period.
See “Non-GAAP Financial Measures” below for how Beyond Meat defines Adjusted EBITDA and Pro forma basic and diluted net loss per common share and the financial tables that accompany this release for a reconciliation of these measures to the closest comparable GAAP measures.

Successful Initial Public Offering
Subsequent to the quarter end, on May 6, 2019, the Company completed its initial public offering (“IPO”) in which it issued 11,068,750 shares of common stock at an IPO price of $25.00 per share for net proceeds of approximately $252.5 million, after deducting underwriting discounts and commissions and estimated offering expenses. The Company continues to expect to use the net proceeds from the IPO to invest in current and additional manufacturing facilities, to expand its research and development and its sales and marketing capabilities, and for working capital and general corporate purposes. On May 31, 2019, subsequent to the IPO, there were 60,122,797 shares of common stock outstanding.
“We are very pleased with our successful IPO during the month of May and our strong first quarter financial results that we believe demonstrate mainstream consumers’ desire for plant-based meat products in the United States and internationally,” said Ethan Brown, Beyond Meat’s President and Chief Executive Officer. “Our team continued to scale our business in both retail and foodservice as we benefited from broad-based growth in the first quarter. Looking ahead, we believe we are in the early stages of achieving the growth that Beyond Meat is capable of as we remain focused on efforts to increase brand awareness, expand our distribution channels, launch additional innovative products, and invest in our infrastructure and capacity to be able to serve a robust global market for plant-based meats.”
First Quarter 2019
Net revenues increased 215% to $40.2 million in the first quarter of 2019 compared to $12.8 million in the first quarter of 2018. Growth in total net revenues in the first quarter of 2019 was driven primarily by an increase in sales of The Beyond Burger®, expansion in the number of retail and foodservice points of distribution, including new strategic customers, and greater demand from our existing customers. The Company discontinued its frozen chicken strips product line during the first quarter of 2019, causing a decline in frozen product revenues consistent with its shift to concentrate more on its fresh products platform.

	Three Months Ended		Change
(in thousands)	March 30, 2019	March 31, 2018	Amount	Percentage
Revenues:
Fresh Platform	$38,806	$9,596	$29,210	304.4%
Frozen Platform	4,512	4,748	(236)	(5.0)%
Less: Discounts	(3,112)	(1,568)	(1,544)	98.5%
Total net revenues	$40,206	$12,776	$27,430	214.7%

	Three Months Ended		Change
(in thousands)	March 30, 2019	March 31, 2018	Amount	Percentage
Net revenues:
Retail	$19,579	$9,288	$10,291	110.8%
Restaurant and Foodservice	20,627	3,488	17,139	491.4%
Total net revenues	$40,206	$12,776	$27,430	214.7%
Gross profit was $10.8 million, or 26.8% as a percentage of net revenues, in the first quarter of 2019, compared to $2.1 million, or 16.1% as a percentage of net revenues, in the prior-year period. The increase in gross profit and gross margin was primarily due to an increase in the amount of product sold with resulting operating leverage, and improved production efficiencies. A greater proportion of revenues from the Company's fresh platform products also contributed to the improvement in gross margin.
Loss from operations in the first quarter of 2019 was $5.3 million compared to a loss of $5.6 million in the first quarter of the prior year. This improvement was driven entirely by the year-over-year increase in gross profit, partially offset by higher operating expenses as the Company continues to invest in its internal research and development and marketing capabilities and incur higher absolute costs to support its expanded manufacturing and supply chain operations.
Net loss was $6.6 million in the first quarter of 2019 compared to a net loss of $5.7 million in the prior-year period. The expanded net loss was primarily the result of higher operating expenses, higher interest expense as well as an increase in other non-operating expenses, a majority of which were related to mark-to-market adjustments on outstanding warrants, partially offset by the increase in gross profit.
Adjusted EBITDA was a loss of $2.1 million in the first quarter of 2019 compared to a loss of $4.3 million in the first quarter of 2018. Adjusted EBITDA is a non-GAAP financial measure defined under “Non-GAAP Financial Measures,” and is reconciled to net loss, its closest comparable GAAP measure, at the end of this release.
Mark Nelson, Chief Financial Officer and Treasurer commented, “We are pleased with our expansion in gross margin and the progress we are achieving in Adjusted EBITDA, which gives us confidence in our ability to continue to improve profitability and cash flow generation as we rapidly scale our business.”
Balance Sheet and Cash Flow Highlights
The Company’s cash balance was $35.4 million as of March 30, 2019 and total outstanding debt was $30.4 million. Net cash used in operating activities was $13.3 million in the quarter ended March 30, 2019, compared to $4.9 million during the prior-year period. Capital expenditures totaled $3.8 million during the first three months of 2019 compared to $3.7 million in the prior-year period. The March 30, 2019 cash balance excludes net proceeds from the IPO of approximately $252.5 million, after deducting underwriting discounts and commissions and estimated offering expenses.
2019 Outlook
For the full year 2019, the Company is providing the following guidance:

•	Net revenues to exceed $210 million, an increase of greater than 140% compared to 2018; and

•	Adjusted EBITDA to be approximately break-even.
The Company does not provide guidance for net loss, the most directly comparable GAAP measure, and similarly cannot provide a reconciliation between its forecasted Adjusted EBITDA and net loss metrics without unreasonable effort due to the unavailability of reliable estimates for certain items. These items are not within the Company’s control and may vary greatly between periods and could significantly impact future financial results.
Conference Call and Webcast
The Company will host a conference call and webcast with the executive management team to discuss these results with additional comments and details today at 4:30 p.m. Eastern, 1:30 p.m. Pacific. The conference call webcast will be available live over the Internet through the “Investors” section of the Company’s website at www.beyondmeat.com. To participate on the live call, dial 866-221-1171 from the U.S. and 270-215-9602 internationally. A telephone replay will be available approximately two hours after the call concludes through Thursday, June 20, 2019, by dialing 855-859-2056 from the U.S., or 404-537-3406 from international locations, and entering confirmation code 6892534.
About Beyond Meat
Beyond Meat is one of the fastest growing food companies in the United States, offering a portfolio of revolutionary plant-based meats. Founded in 2009, Beyond Meat has a mission of building meat directly from plants, an innovation that enables consumers to experience the taste, texture and other sensory attributes of popular animal-based meat products while enjoying the nutritional and environmental benefits of eating its plant-based meat products. Beyond Meat’s brand commitment, “Eat What You Love,” represents a strong belief that by eating its portfolio of plant-based meats, consumers can enjoy more, not less, of their favorite meals, and by doing so, help address concerns related to human health, climate change, resource conservation and animal welfare. Beyond Meat’s portfolio of fresh and frozen plant-based proteins are sold at more than 30,000 retail and foodservice outlets worldwide. Visit www.BeyondMeat.com and follow @BeyondMeat, #BeyondBurger and #GoBeyond on Facebook, Instagram and Twitter.

Forward-Looking Statements
Certain statements in this release constitute “forward-looking statements." These statements are based on management's current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While Beyond Meat believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are many risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein including, most prominently, the risks discussed under the heading “Risk Factors” in the prospectus dated May 1, 2019 that forms a part of the Company's Registration Statement on Form S-1 (File No. 333-228453), as filed with the Securities and Exchange Commission on May 3, 2019. Such forward-looking statements are made only as of the date of this release. Beyond Meat undertakes no obligation to publicly update or revise any forward-looking statement because of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

Contacts
Media:
Allison Aronoff
858-735-7344
aaronoff@beyondmeat.com

Investors:
Katie Turner
646-277-1228
Katie.turner@icrinc.com

BEYOND MEAT, INC.
Condensed Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended
	March 30, 2019	March 31, 2018
Net revenues	$40,206	$12,776
Cost of goods sold	29,435	10,719
Gross profit	10,771	2,057

Research and development expenses	4,498	1,605
Selling, general and administrative expenses	11,177	5,737
Restructuring expenses	394	294
Total operating expenses	16,069	7,636
Loss from operations	(5,298)	(5,579)

Other expense, net:
Interest expense	(733)	(47)
Other, net	(618)	(70)
Total other expense, net	(1,351)	(117)

Loss before taxes	(6,649)	(5,696)
Income tax expense	—	—
Net loss	$(6,649)	$(5,696)
Net loss per common share—basic and diluted	$(0.95)	$(0.98)
Weighted average common shares outstanding—basic and diluted	6,974,301	5,793,801

BEYOND MEAT, INC.
Condensed Balance Sheets
(In thousands, except share and per share data)
(unaudited)

	March 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$35,409	$54,271
Accounts receivable	16,194	12,626
Inventory	34,281	30,257
Prepaid expenses and other current assets	6,525	5,672
Total current assets	92,409	102,826
Property, plant, and equipment, net	31,861	30,527
Other non-current assets, net	887	396
Total assets	$125,157	$133,749
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$11,663	$17,247
Wages payable	1,085	1,255
Accrued bonus	3,387	2,312
Accrued expenses and other current liabilities	3,094	2,391
Short-term capital lease liabilities	36	44
Stock warrant liability	2,677	1,918
Total current liabilities	$21,942	$25,167
Long-term liabilities:
Revolving credit line	$6,000	$6,000
Long-term portion of bank term loan	19,533	19,388
Equipment loan	4,914	5,000
Capital lease obligations and other long-term liabilities	406	404
Total long-term liabilities	$30,853	$30,792
Commitments and Contingencies

Convertible preferred stock	199,540	199,540
Stockholders’ deficit:
Common stock, par value $0.0001 per share—60,000,000 shares and 58,669,600 shares authorized at March 30, 2019 and December 31, 2018, respectively; 7,120,933 and 6,951,350 shares issued and outstanding at March 30, 2019 and December 31, 2018, respectively	1	1
Additional paid-in capital	9,142	7,921
Accumulated deficit	(136,321)	(129,672)
Total stockholders’ deficit	$(127,178)	$(121,750)
Total liabilities, convertible preferred stock and stockholders’ deficit	$125,157	$133,749

BEYOND MEAT, INC.
Condensed Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended
	March 30, 2019	March 31, 2018
Cash flows from operating activities:
Net loss	$(6,649)	$(5,696)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,905	733
Share-based compensation expense	855	260
Amortization of debt issuance costs	58	9
Change in preferred and common stock warrant liabilities	759	129
Net change in operating assets and liabilities:
Accounts receivables	(3,568)	(991)
Inventories	(4,025)	(1,144)
Prepaid expenses and other assets	122	60
Accounts payable	(4,349)	1,845
Accrued expenses and other current liabilities	1,608	(133)
Long-term liabilities	4	40
Net cash used in operating activities	$(13,280)	$(4,888)

Cash flows used in investing activities:
Purchases of property, plant and equipment	$(3,795)	$(3,719)
Proceeds from sale of fixed assets	132	—
Purchases of property, plant and equipment held for sale	(829)	—
Payment of security deposits	(501)	(13)
Net cash used in investing activities	$(4,993)	$(3,732)

Cash flows from financing activities:
Proceeds from Series G preferred stock offering, net of offering costs	$—	$1,229
Repayments on revolving credit line	—	(2,500)
Repayments on term loan	—	(125)
Payments of capital lease obligations	(9)	(59)
Proceeds from exercise of stock options	366	87
Payments of deferred offering costs	(946)	—
Net cash used in financing activities	$(589)	$(1,368)
Net decrease in cash and cash equivalents	$(18,862)	$(9,988)
Cash and cash equivalents at the beginning of the period	54,271	39,035
Cash and cash equivalents at the end of the period	$35,409	$29,047
(continued on next page)

	Three Months Ended
	March 30, 2019	March 31, 2018
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$715	$38
Non-cash investing and financing activities:
Non-cash additions to property, plant and equipment	$589	$1,226
Deferred offering costs, accrued not yet paid	$69	$—

Non-GAAP Financial Measures
Beyond Meat uses the following non-GAAP financial measures in assessing its operating performance and in its financial communications:
“Adjusted EBITDA” is defined as net loss adjusted to exclude, when applicable, income tax expense, interest expense, depreciation and amortization expense, restructuring expenses, share-based compensation expense, inventory losses from termination of an exclusive supply agreement with a co-manufacturer, costs of termination of an exclusive supply agreement with the same co-manufacturer, and expenses primarily associated with the conversion of our convertible notes and remeasurement of our preferred stock warrant liability and common stock warrant liability.
“Adjusted EBITDA as a % of net revenues” is defined as Adjusted EBITDA divided by net revenues.
“Pro forma basic and diluted net loss per common share” is defined as net loss divided by weighted average common shares outstanding—basic and diluted, as adjusted to reflect the conversion of all outstanding shares of convertible preferred stock into shares of common stock on a one-for-one basis and the automatic conversion of all preferred stock warrants to common stock warrants upon closing of the IPO and subsequent exercise of all common stock warrants as if the IPO was completed as of the first day of the applicable period. We believe the presentation of Pro forma basic and diluted net loss per common share allows for comparability with our expected capital structure following the IPO.
We use Adjusted EBITDA and Adjusted EBITDA as a % of net revenues because they are important measures upon which our management assesses our operating performance. We use Adjusted EBITDA and Adjusted EBITDA as a % of net revenues as key performance measures because we believe these measures facilitate operating performance comparison from period-to-period by excluding potential differences primarily caused by the impact of restructuring, asset depreciation and amortization, non-cash share-based compensation and non-operational charges including the impact to cost of goods sold and selling, general and administrative expenses related to the termination of an exclusive co-manufacturing agreement, early extinguishment of convertible notes and remeasurement of warrant liability. Because Adjusted EBITDA and Adjusted EBITDA as a % of net revenues facilitate internal comparisons of our historical operating performance on a more consistent basis, we also use these measures for our business planning purposes. In addition, we believe Adjusted EBITDA and Adjusted EBITDA as a % of net revenues are widely used by investors, securities analysts, ratings agencies and other parties in evaluating companies in our industry as a measure of our operational performance.
There are a number of limitations related to the use of Adjusted EBITDA rather than net loss, which is the most directly comparable GAAP measure. Some of these limitations are:

•
Adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future increasing our cash requirements;

•	Adjusted EBITDA does not reflect interest expense, or the cash required to service our debt, which reduces cash available to us;

•	Adjusted EBITDA does not reflect income tax payments that reduce cash available to us;

•	Adjusted EBITDA does not reflect restructuring expenses that reduce cash available to us;

•	Adjusted EBITDA does not reflect share-based compensation expenses and therefore does not include all of our compensation costs;

•	Adjusted EBITDA does not reflect other income (expense) that may increase or decrease cash available to us; and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
These non-GAAP financial measures should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies.

The following table presents the reconciliation of Adjusted EBITDA to its most comparable GAAP measure, net loss, as reported (unaudited):

	Three Months Ended
(in thousands)	March 30, 2019	March 31, 2018
Net loss, as reported	$(6,649)	$(5,696)
Interest expense	733	47
Depreciation and amortization expense	1,905	733
Restructuring expenses(1)	394	294
Share-based compensation expense	855	260
Other, net(2)	618	70
Adjusted EBITDA	$(2,144)	$(4,292)

Net loss as a % of net revenues	(16.5)%	(44.6)%
Adjusted EBITDA as a % of net revenues	(5.3)%	(33.6)%
_____________

(1)	Primarily comprised of legal and other expenses associated with the dispute with a co-manufacturer with whom an exclusive supply agreement was terminated in May 2017.
(2)	Includes expenses primarily associated with the remeasurement of our preferred stock warrant liability and common stock warrant liability.

Below we have provided a reconciliation of Pro forma basic and diluted net loss per common share to the most directly comparable financial measure, net loss per common share—basic and diluted, calculated and presented in accordance with GAAP, for each of the periods presented (unaudited):

	Three Months Ended
(in thousands, except share and per share data)	March 30, 2019	March 31, 2018
Pro forma basic and diluted net loss per common share:
Numerator:
Net loss, as reported	$(6,649)	$(5,696)
Denominator:
Weighted average common shares outstanding—basic and diluted, as reported	6,974,301	5,793,801
Add: Adjustment to reflect assumed conversion of convertible preferred stock	41,562,111	39,474,156
Add: Adjustment to reflect assumed conversion of preferred stock warrants to common stock warrants and subsequent exercise of all common stock warrants	220,769	160,767
Weighted average common shares outstanding used in computing Pro forma basic and diluted net loss per common share	48,757,181	45,428,724

Net loss per common share—basic and diluted, as reported	$(0.95)	$(0.98)
Effect of adjustments to weighted average common shares outstanding	0.81	0.85
Pro forma basic and diluted net loss per common share	$(0.14)	$(0.13)